                                                Filed Pursuant to Rule 424(b)(1)
                                                Registration No. 333-45979


                              UNITY HOLDINGS, INC.

                         a proposed holding company for
                               UNITY NATIONAL BANK

                   OFFERING OF 860,000 SHARES OF COMMON STOCK
                                       AND
         140,000 UNITS, EACH CONSISTING OF ONE SHARE OF COMMON STOCK AND
                 ONE WARRANT TO PURCHASE A SHARE OF COMMON STOCK

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                         SUPPLEMENT NO. 3 TO PROSPECTUS
                              DATED APRIL 27, 1998

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         This Supplement has been prepared solely for use in conjunction with the Prospectus of UNITY HOLDINGS, INC., a Georgia corporation (the "Company"), dated April 27, 1998 (the "Prospectus"), pursuant to which a minimum of 740,000 shares and a maximum of 1,000,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), is being offered at $10.00 per share.

         The Company is extending the offering of its Common Stock through October 22, 1998, subject to the Company's right to terminate the offering earlier if it sells all of the shares of Common Stock offered pursuant to the Prospectus or if it otherwise determines such termination to be appropriate in accordance with the terms and conditions contained in the Prospectus.

         The Company has achieved all conditions to the offering described in the Prospectus, including acceptance of subscriptions for and payment in full of subscription proceeds of in excess of $7,500,000, and the Company anticipates breaking escrow during the week of August 24, 1998. Any subscription proceeds received after this time but before termination of the offering will not be deposited in escrow, but will be available for immediate use by the Company to fund offering and organizational expenses and for working capital for the Company.

         The Company has recently hired James D. Timmons to serve as its Chief Financial Officer. Mr. Timmons is a Certified Public Accountant with twenty years of banking experience, serving in positions such as chief financial officer, senior lender, and vice president for various community banks and other financial institutions.

         This Supplement is not a summary of information in the Prospectus, and it may not be used except in conjunction with the Prospectus.

         TO THE EXTENT ANY INFORMATION SET FORTH IN THIS SUPPLEMENT NO. 3 IS INCONSISTENT WITH OR CONTRARY TO THE INFORMATION SET FORTH IN THE PROSPECTUS, THE INFORMATION SET FORTH HEREIN SHALL SUPERSEDE THE INFORMATION CONTAINED IN THE PROSPECTUS. THIS SUPPLEMENT NO. 3 DOES NOT CONTAIN A COMPLETE DESCRIPTION OF THE TERMS OF THE OFFERING AND INFORMATION RELATING TO THE COMPANY. PROSPECTIVE INVESTORS SHOULD READ THE PROSPECTUS AND THIS SUPPLEMENT NO. 3 IN THEIR ENTIRETY PRIOR TO SUBSCRIBING FOR SHARES OF THE COMMON STOCK.


                              UNITY HOLDINGS, INC.

              The date of this Supplement No. 3 is August 21, 1998.